Exhibit 10.2

SECOND LOAN MODIFICATION AGREEMENT

This Second Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of November 8, 2005, by and between SILICON VALLEY BANK, a California-chartered bank, with a loan production office located at 230 W. Monroe, Suite 720, Chicago, Illinois 60606 (“Bank”) and STEREOTAXIS, INC., a Delaware corporation with its chief executive office located at 4041 Forest Park Avenue, St. Louis, Missouri 63108 (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of April 30, 2004, evidenced by, among other documents, a certain Loan and Security Agreement dated as of April 30, 2004, between Borrower and Bank, as amended by a First Loan Modification Agreement dated as of November 3, 2004, between Borrower and Bank (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”).

Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A. Modifications to Loan Agreement.

1.	The Loan Agreement shall be amended by deleting the following subsection (c) appearing in Section 2.1.1 thereof:

“(c) Interest Rate. The principal amounts outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the aggregate of the Prime Rate, and one and one-quarter of one percent (1.25%).

and inserting in lieu thereof the following:

“(c) Interest Rate. The principal amounts outstanding under the Revolving line shall accrue interest at a floating per annum rate equal to the aggregate of the Prime Rate, and three-quarters of one percent (.75%).”

2.	The Loan Agreement shall be amended by inserting the following new provision entitled “2005 Equipment Advances” to appear as Section 2.1.6 thereof:

“2.1.6 2005 Equipment Advances.

(a) Availability. Subject to the terms and conditions of this Agreement, on November 8, 2005, Bank shall make an advance (the “2005 Equipment Advance”) not exceeding the 2005 Equipment Line. The 2005 Equipment Advance may only be used to finance 2005 Eligible Equipment purchased after November 8, 2005 through November 8, 2006. No Equipment Advance may exceed 100% of the total invoice for the 2005 Eligible Equipment, excluding taxes, shipping, warranty charges, freight discounts and installation expenses relating to such 2005 Eligible Equipment. Borrower shall provide Bank with equipment invoices totaling the aggregate 2005 Equipment Advance made hereunder, on or before November 8, 2006. After repayment, the 2005 Equipment Advance may be not be reborrowed.

(b) Interest. The principal amount outstanding for the 2005 Equipment Advance shall accrue interest at the floating per annum rate equal to the aggregate of the Prime Rate and one and one-half of one percent (1.5%), which interest shall be payable monthly.

(c) Repayment. The 2005 Equipment Advance is payable in: (i) thirty-six (36) consecutive equal monthly installments of principal, calculated by the Bank, based upon (A) the amount of the 2005 Equipment Advance, and (B) an amortization schedule equal to thirty-six (36) months, plus (ii) interest on the outstanding principal amount of the 2005 Equipment Advance at the rate set forth in Section 2.1.6(b), beginning on the first calendar day of the month following the month in which the Funding Date occurs and continuing thereafter on the first calendar day of each successive calendar month. All unpaid principal and accrued interest is due and payable in full on the Maturity Date. Payment received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.

(d) Mandatory Prepayment Upon an Acceleration. If the 2005 Equipment Advance is accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest, (ii) the Prepayment Fee, and (iii) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(e) Permitted Prepayment of Equipment Advances. So long as no Event of Default has occurred and is continuing, Borrower shall have the option to prepay all, but not less than all, of the 2005 Equipment Advance advanced by Bank under this Agreement, provided Borrower (i) delivers written notice to Bank of its election to prepay the 2005 Equipment Advance at least thirty (30) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal plus accrued and unpaid interest, (B) the Prepayment Fee, and (C) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(f) Borrowing Procedure. To obtain the 2005 Equipment Advance, Borrower must notify Bank (which notice shall be irrevocable) by facsimile no later than 3:00 p.m. Eastern time one (1) Business Day before the day on which the 2005 Equipment Advance is to be made. The Borrower shall include with such notice a Payment/Advance Form signed by a Responsible Officer or designee.”

3.	The Loan Agreement shall be amended such that the provision entitled “Undisbursed Credit Extensions” shall be renumbered to appear as Section 2.1.7.

4.	The Loan Agreement shall be amended by deleting subsection (a) of Section 2.4 in its entirety, and inserting in lieu thereof the following:

“(a) Revolving Line Commitment Fee. (i) A fully earned, non-refundable commitment fee of Forty Thousand Dollars ($40,000.00) was paid to Bank by Borrower on April 30, 2004; (ii) a fully earned, non-refundable commitment fee of Twenty Thousand Dollars ($20,000.00) was paid to Bank by the Borrower on April 29, 2005; and (iii) a fully earned, non-refundable commitment fee of Twenty-Five Thousand Dollars ($25,000.00) due on November 8, 2005 and is payable on April 28, 2006.”

5.	The Loan Agreement shall be amended by inserting the following to appear as subsections (f), and (g), of Section 2.4 entitled “Fees”:

“(f) Prepayment Fee. The Prepayment Fee, when due hereunder.

(g) Unused Revolving Line Facility Fee. In addition to the foregoing, as compensation for Bank’s maintenance of sufficient funds available for such purpose, Bank shall have earned a fee (the “Unused Revolving Line Facility Fee”), which fee shall be paid quarterly, in arrears, on a calendar year basis, in an amount equal to 0.375% per annum of the average unused portion of the Revolving Line, as determined by Bank. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the within Agreement, or suspension or termination of Bank’s obligation to make loans and advances hereunder.”

6.	The Loan Agreement shall be amended by deleting Section 6.7 entitled “Financial Covenants” in its entirety, and inserting in lieu thereof the following:

“6.7 Financial Covenants. Borrower shall maintain at all times, to be tested as of the last day of each month, unless otherwise noted:

(a) Adjusted Quick Ratio. To be tested as of the last day of each month, beginning with the month ending November 30, 2005, Borrower shall maintain a ratio of Quick Assets to Current Liabilities minus Deferred Revenue of at least 1.25 to 1.0.”

7.	The Loan Agreement shall be amended by inserting the following new provision entitled “Lockbox” to appear as Section 6.9 thereof:

“6.9 Lockbox. Borrower shall direct each domestic Account Debtor (and each depository institution where proceeds of Accounts are on deposit) to remit payments with respect to the Accounts to a lockbox account established with Bank or to wire transfer payments to an account that Bank controls (collectively, the “Lockbox”). In addition, Borrower shall direct each foreign Account Debtor (and each third party institution responsible for the collection of such proceeds of Accounts) to wire transfer payments (net of customary current operating expenses for such foreign operations) to a Lock Box.”

8.	The Loan Agreement shall be amended by deleting the following definitions appearing in Section 13.1 thereof:

““Borrowing Base” is (i) eighty percent (80.0%) of Eligible Accounts plus (ii) the lesser of forty percent (40.0%) of the value of Borrower’s Eligible Inventory (valued at the lower of cost or wholesale fair market value) or Four Million Five Hundred Thousand Dollars ($4,500,000.00) as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may lower the percentage of the Borrowing Base after performing an audit of Borrower’s Collateral.”

““Credit Extension” is each Advance, Equipment Advance, Letter of Credit, F/X Forward Contract, or any other extension of credit by Bank for Borrower’s benefit.”

““Funding Date” is any date on which an Equipment Advance is made to or on account of Borrower.”

““Obligations” are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later under this Agreement, the First Equipment Loan Agreement, and the Second Equipment Loan Agreement, including letters of credit, cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.”

““Other Equipment” is leasehold improvements, intangible property such as computer software and software licenses, and soft costs approved by the Bank, including sales tax, freight and installation expenses. Unless otherwise agreed to by Bank, not more than thirty (30.0%) of the proceeds of the Equipment Line shall be used to finance Other Equipment”

““Prepayment Fee” shall be an amount equal to :

(A)	for a prepayment made between the Closing Date and April 29, 2005, two percent (2.0%) of the principal amount repaid; or

(B)	for a prepayment made at any time after April 29, 2005 and prior to the scheduled payments of principal and interest hereunder, one percent (1.0%) of the principal amount repaid.”

““Revolving Line” is an Advance or Advances of up to Eight Million Dollars ($8,000,000.00).”

““Revolving Maturity Date” is April 29, 2006.”

and inserting in lieu thereof the following:

““Borrowing Base” is (i) eighty percent (80.0%) of Eligible Accounts plus (ii) eighty percent (80.0%) of Unbilled Eligible Accounts up to a maximum of One Million Dollars ($1,000,000.00), plus (iii) the lesser of forty percent (40.0%) of the value of Borrower’s Eligible Inventory (valued at the lower of cost or wholesale fair market value) or Four Million Five Hundred Thousand Dollars ($4,500,000.00) as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may lower the percentage of the Borrowing Base after performing an audit of Borrower’s Collateral.”

““Credit Extensions” is each Advance, Equipment Advance, 2005 Equipment Advance, Letter of Credit, F/X Forward Contract, or any other extension of credit by Bank for Borrower’s benefit.”

““Funding Date” is any date on which an Equipment Advance or the 2005 Equipment Advance is made to or on account of Borrower.”

““Obligations” are liabilities, obligations, covenants, agreements, debts, principal, interest, Prepayment Fee, Bank Expenses and other amounts Borrower owes Bank now or later under this Agreement, the First Equipment Loan Agreement, and the Second Equipment Loan Agreement, including letters of credit, cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.”

““Other Equipment” is leasehold improvements, intangible property such as computer software and software licenses, and soft costs approved by the Bank, including sales tax, freight and installation expenses. Unless otherwise agreed to by Bank, not more than (i) thirty percent (30.0%) of the proceeds of the Equipment Line shall be used to finance Other Equipment, and (ii) thirty-five percent (35.0%) of the proceeds of the 2005 Equipment Line shall be used to finance Other Equipment.”

““Prepayment Fee” shall be an amount equal to :

(A)	In connection with the Equipment Line:

(i) for a prepayment made between the Closing Date and April 29, 2005, two percent (2.0%) of the principal amount repaid; or

(ii) for a prepayment made at any time after April 29, 2005 and prior to the scheduled payments of principal and interest hereunder, one percent (1.0%) of the principal amount repaid.

(B)	In connection with the 2005 Equipment Line:

(i) for a prepayment made at any time prior to the Maturity Date, Ten Thousand Dollars ($10,000.00).”

““Revolving Line” is an Advance or Advances of up to Ten Million Dollars ($10,000,000.00).”

““Revolving Maturity Date” is April 28, 2007.”

9.	The Loan Agreement shall be amended by inserting the following definitions to appear alphabetically in Section 13.1 thereof:

““2005 Eligible Equipment” is (a) general purpose computer equipment, office equipment, test and laboratory equipment, furnishings, subject to the limitations set forth herein and (b) Other Equipment that complies with all of Borrower’s representations and warranties to Bank and which is acceptable to Bank in all respects.”

““2005 Equipment Advance” is defined in Section 2.1.6(a).”

““2005 Equipment Line” is a 2005 Equipment Advance in an amount not to exceed One Million Dollars ($1,000,000.00).”

““Maturity Date” is November 8, 2008 or if earlier, the date of the prepayment or the date of acceleration of the 2005 Equipment Advance by Bank following an Event of Default.”

““Unbilled Eligible Accounts” are Accounts that would be Eligible Accounts but for the fact that they have not been billed, which are earned revenues that result from (i) the satisfaction of the revenue recognition criteria under GAAP, which are invoiced the following month or (ii) final payments (10%) that are contractually invoiced 30-days after installation, all as reasonably determined by Borrower and approved by Bank.”

““Unused Revolving Line Facility Fee” is defined in Section 2.4(g).”

10.	The Borrowing Base Certificate appearing as Exhibit C to the Loan Agreement is hereby replaced with the Borrowing Base Certificate attached as Exhibit A hereto.

11.	The Compliance Certificate appearing as Exhibit D to the Loan Agreement is hereby replaced with the Compliance Certificate attached as Exhibit B hereto.

4. FEES. Borrower shall pay to Bank a 2005 Equipment Line Commitment Fee equal to Ten Thousand Dollars ($10,000.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. The Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5. RATIFICATION OF NEGATIVE PLEDGE AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Negative Pledge Agreement dated as of April 30, 2004, between Borrower and Bank, and acknowledges, confirms and agrees that said Negative Pledge Agreement, shall remain in full force and effect.

6. RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of April 30, 2004, between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information above Borrower provided to Bank in the Perfection Certificate has not changed, as of the date hereof.

7. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

8. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

9. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

10. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

11. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank

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This Loan Modification Agreement is executed as of the date first written above.

BORROWER:		BANK:

STEREOTAXIS, INC.		SILICON VALLEY BANK

By:	/s/ James M. Stolze	By:	/s/ John Kinzer
Name:	James M. Stolze	Name:	John Kinzer
Title:	Chief Financial Officer	Title:	Relationship Manager

EXHIBIT A

BORROWING BASE CERTIFICATE

Borrower:     Stereotaxis, Inc.

Lender:         Silicon Valley Bank

Commitment	Amount: $10,000,000.00

ACCOUNTS RECEIVABLE (excluding Unbilled Eligible Accounts as determined pursuant to the Loan Agreement)
1. Accounts Receivable Book Value as of	$
2. Additions (please explain on reverse)	$
3. TOTAL ACCOUNTS RECEIVABLE	$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4. Amounts over 120 days due	$
5. Balance of 50% over 120 day accounts	$
6. Credit balances over 90 days	$
7. Concentration Limits (in excess of $800,000.00 for individual account debtors)	$
8. Foreign Accounts	$
9. Governmental Accounts	$
10. Contra Accounts	$
11. Promotion or Demo Accounts	$
12. Intercompany/Employee Accounts	$
13. Other (please explain on reverse)	$
14. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$
15. Eligible Accounts (#3 minus #14)	$
16. LOAN VALUE OF ACCOUNTS ( 80% of #15)	$

INVENTORY
17. Inventory Value as of	$
18. LOAN VALUE OF INVENTORY (lesser of 40% of #17 or $4,500,000.00)	$

UNBILLED ELIGIBLE ACCOUNTS
19. Unbilled Eligible Accounts	$
20. LOAN VALUE OF UNBILLED ELIGIBLE ACCOUNTS (lesser of 80% of #19 or $1,000,000.00)	$

BALANCES
21. Maximum Loan Amount	$
22. Total Funds Available (Lesser of #20 or (#16 plus #18 and #20)	$
23. Present balance owing on Line of Credit	$
24. Outstanding under Sublimits (L/C, FX Contract, Cash Mgt. )	$
25. RESERVE POSITION (#21 minus #22 and #24)	$

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

COMMENTS:			BANK USE ONLY

By:		Received by:
	Authorized Signer		AUTHORIZED SIGNER

Date:
Verified:
AUTHORIZED SIGNER

Date:
Compliance Status: Yes No

EXHIBIT B

COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK

FROM: STEREOTAXIS, INC.

The undersigned authorized officer of Stereotaxis, Inc., (“Responsible Officer”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                          with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. Attached are the required documents supporting the certification. The Responsible Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Responsible Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.
Reporting Covenant	Required		Complies
Monthly financial statements with CC	Monthly within 30 days		Yes No
Annual (CPA Audited) with CC	FYE within 120 days		Yes No
Inventory Report	Monthly within 30 days		Yes No
BBC A/R Agings	Monthly within 30 days		Yes No
Audit	Annually		Yes No

Financial Covenant	Required	Actual	Complies
Maintain on a Monthly Basis:
Minimum Adjusted Quick Ratio	1.25:1.0	:1.0	Yes No

Comments Regarding Exceptions: See Attached		BANK USE ONLY
Sincerely,	Received by:
AUTHORIZED SIGNER

SIGNATURE	Date:
Verified:
TITLE		AUTHORIZED SIGNER

Date:
DATE	Compliance Status:	Yes No